Exhibit 3.3

CERTIFICATE OF AMENDMENT OF

ARTICLES OF INCORPORATION

OF MACH ONE CORPORATION

I. the undersigned officer of Mach One Corporation, a Nevada corporation, do hereby certify:

1.

Article Four of the Articles of Incorporation of this corporation is hereby supplemented by adding the following:

"The total number of shares authorized is changed from FIFTY MILLION (50,000,000) shares of two classes to TWO HUNDRED MILLION shares of two classes, being common and preferred. The common shares shall consist of 189,500,000 shares, of a single class, without series, having a par value of $0.001 pershare. The preferred class shall consist of 10,500,000 shares, which may be issued in various series of Five cents par value ($0.05) per share."

"The shares of Preferred class of the corporation currently issued and outstanding shall be subject to a twenty one for one forward stock split"

2.

The action and consent of shareholders being a majority of more than 50% of the shares of common stock of the company, validly issued and outstanding on the books of the corporation, has duly authorized and voted according to their wishes by Proxy, there being 39,304,976 common shares validly issued and outstanding entitled to vote, there were 39,000,000 voted ia favor of the change of the authorized shares of the corporation to Two Hundred Million (200,000,000) shares and;

3.

The action and consent of shareholders being a majority of more than 50% of the shares of common stock of the company, validly issued and outstanding on the books of the corporation, has duly authorized and voted according to their wishes by Proxy, there being 39,304,976 common shares validly issued and outstanding entitled to vote, there were 39,000,000 voted ia favor of the twenty one for ons forward stock split of the Preferred class of stock and;

4.

The action and consent of shareholders being a majority of more than 50% of the shares of Preferred stock of the company, validly issued and outstanding on the books of the corporation, has duly authorized and voted according to their wishes by Proxy, there being 487,220 Preferred shares validly issued and outstanding entitled to vote, there were 467,220 voted in favor of flic twenty one for one forward stock split of the Preferred class of stock.

John D Latimer, President and Director